Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-179029 and No. 333-211384) on Form S-3 and in Registration Statements (No. 333-179030 and No. 333-211443) on Form S-8 of Presidio Property Trust, Inc. and Subsidiaries (the “Company”) of our report dated March 20, 2018, relating to our audits of the consolidated financial statements, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ SQUAR MILNER LLP

Newport Beach, California

March 20, 2018